Exhibit 99.1

NEWS RELEASE

1500 West University Parkway, Sarasota, FL 34243  •  (941) 362-1200

FOR IMMEDIATE RELEASE

Sun Hydraulics Reports Second Quarter 2017 Results

•	Sales of $89.3 million, up 76%
•	EPS of $0.27 per share; Non-GAAP EPS of $0.52 per share
•	Adjusted EBITDA nearly doubled to $25 million, or 28% of sales
•	Accelerating facility investments to support growth increases 2017 CapEx expectations to $20 to $25 million
•	Increasing 2017 consolidated revenue guidance to $315 to $330 million and operating margin before acquisition-related amortization to 22% to 24%

Sarasota, FL, August 7, 2017 — Sun Hydraulics Corporation (NASDAQ: SNHY) (“Sun” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today reported financial results for the second quarter and first half of 2017, ended July 1, 2017.  The results include Enovation Controls since its acquisition on December 5, 2016 (the “Acquisition”).

Wolfgang Dangel, Sun's President and Chief Executive Officer, commented, "Global growth evidenced in the first quarter gained momentum as we progressed through the subsequent months.  This, along with our proactive sales and marketing initiatives and new product introductions are driving our sales growth, which increased by 68% for the first half of 2017.  Our team is executing well from a production and administrative standpoint as well, generating significant leverage on our cost base, and delivering 28% Adjusted EBITDA margin for the first half of the year.”

He added, “Driven by faster-than-expected growth, we are accelerating our capital expenditure activities for 2017 in accordance with our strategy.  Our Vision 2025 for the Asia Pacific region has us manufacturing product locally to serve customers in that growing market.  We recently identified property in South Korea which we believe is ideally suited for this purpose.  Accordingly, we intend to purchase land and develop a production facility, of which approximately half of the cost is expected to be incurred in 2017, with completion in 2018.

“Additionally, significant growth by our Enovation Controls business, of 40% year to date, warrants purchasing the production facility we currently lease in Tulsa.  This provides us stability and a footprint to grow and develop this operation as our North American electronics competence hub.”

Second Quarter 2017 Consolidated Results

($ in millions, except per share data)	Q2 2017	Q2 2016	Change	% Change
Net sales	$89.3	$50.8	$38.5	76%
Gross profit	$38.6	$19.0	$19.6	103%
Gross margin	43.2%	37.4%
Operating income	$20.7	$10.4	$10.3	99%
Operating margin	23.2%	20.5%
Net income	$7.3	$7.0	$0.3	4%
Diluted EPS	$0.27	$0.26	$0.01	4%
Adjusted net income	$14.1	$7.0	$7.1	101%
Non-GAAP adjusted EPS	$0.52	$0.26	$0.26	100%

Sales in the 2017 second quarter grew $38.5 million, or 76%, over the prior year, with the Enovation Controls business contributing $27.8 million, while organic business sales grew 21%.  The Enovation Controls sales reflect 44% growth over the 2016 second quarter on a pro forma basis.  Sales in each of the Company’s geographic regions increased considerably, with the Americas, Europe/Middle East/Africa (“EMEA”) and Asia Pacific (“APAC”) comprising 59%, 22% and 19% of consolidated sales, respectively.  Foreign currency translation unfavorably impacted consolidated sales by approximately $0.9 million.

Operating income in the second quarter of 2017 was impacted by $2.0 million for amortization of acquisition-related intangible assets.

Net interest expense of $1.0 million contrasts with $0.4 million of net interest income for the second quarter of 2016, with the increase primarily due to debt to fund the Acquisition.

Tricia L. Fulton, Sun’s Chief Financial Officer, noted, “Given stronger-than-expected operating and financial performance delivered by the Enovation Controls business, we revalued the contingent consideration provided for in the acquisition agreement.  This additional consideration is based on defined revenue and EBITDA targets through early 2019.  As a result, we recorded $8.2 million of additional acquisition consideration during the second quarter, impacting net income and EPS by $5.3 million and $0.19 per share, respectively.  This incremental consideration is a testament to excellent performance thus far and the favorable outlook for this business.”

Net income was $7.3 million, or $0.27 per share.  Excluding acquisition-related amortization and contingent consideration, non-GAAP net income was $14.1 million, or $0.52 per share, double the prior-year second quarter earnings per share.  See the attached tables for additional important disclosures regarding Sun’s use of non-GAAP net income and non-GAAP EPS as well as a reconciliation of net income to non-GAAP net income.

Second Quarter Adjusted EBITDA

($ in millions)	Q2 2017	Q2 2016	Change	% Change
Adjusted EBITDA	$24.8	$12.7	$12.1	95%
Adjusted EBITDA margin	27.8%	25.0%

Second quarter 2017 Adjusted EBITDA (consolidated net income before net interest expense/income, income taxes, depreciation and amortization, and acquisition-related contingent consideration) benefited from improved gross margin on higher sales volume, cost reduction initiatives and leverage on fixed selling, engineering and administrative (SEA) expenses.

Sun believes that, when used in conjunction with measures prepared in accordance with GAAP, Adjusted EBITDA and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance.  See the attached tables for additional important disclosures regarding Sun’s use of Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

First Half 2017 Consolidated Results

($ in millions, except per share data)	YTD Q2 2017	YTD Q2 2016	Change	% Change
Net sales	$170.7	$101.8	$68.9	68%
Gross profit	$71.4	$38.5	$32.9	85%
Gross margin	41.8%	37.8%
Operating income	$36.5	$22.3	$14.2	64%
Operating margin	21.4%	21.9%
Net income	$17.5	$15.2	$2.3	15%
Diluted EPS	$0.65	$0.57	$0.08	14%
Adjusted net income	$27.1	$15.2	$11.9	78%
Non-GAAP adjusted EPS	$1.00	$0.57	$0.43	75%

Sales in the 2017 first half grew $68.9 million, or 68%, over the prior year, with the Enovation Controls business contributing $54.3 million, while organic business sales grew 14%. The Enovation Controls sales reflect 40% growth over the 2016 second quarter on a pro forma basis.  Foreign currency translation unfavorably impacted consolidated sales by approximately $1.9 million.

Operating income in the first half of 2017 was impacted by acquisition-related items, including $1.8 million for amortization of inventory valuation and $4.2 million for amortization of intangible assets.

Net interest expense of $1.6 million contrasts with $0.8 million of net interest income for the first half of 2016, with the increase primarily due to debt to fund the Acquisition.

Net income was $17.5 million, or $0.65 per share.  Excluding acquisition-related amortization and contingent consideration, non-GAAP net income was $27.1 million, or $1.00 per share, up 75% over the prior-year first half on a per share basis.  See the attached tables for additional important disclosures regarding Sun’s use of non-GAAP net income and non-GAAP EPS as well as a reconciliation of net income to non-GAAP net income.

First Half Adjusted EBITDA

($ in millions)	YTD Q2 2017	YTD Q2 2016	Change	% Change
Adjusted EBITDA	$47.5	$27.1	$20.4	75%
Adjusted EBITDA margin	27.8%	26.6%

First half 2017 Adjusted EBITDA (consolidated net income before net interest expense/income, income taxes, depreciation and amortization, and acquisition-related contingent consideration) benefited from improved gross margin on higher sales volume, cost reduction initiatives and leverage on fixed SEA expenses.

Sun believes that, when used in conjunction with measures prepared in accordance with GAAP, Adjusted EBITDA and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance.  See the attached tables for additional important disclosures regarding Sun’s use of Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

Hydraulics Segment Review

(refer to sales by geographic region and segment data in accompanying tables)

Segment sales of $60.8 million grew 22% over the prior-year second quarter. Growth was realized in all geographic regions, with APAC and Americas showing particular strength, growing 38% and 25%, respectively.

For the first half of the year, sales were $114.9 million, up 15%.  Growth was realized in all geographic regions, especially APAC and Americas growing 28% and 14%, respectively.

In addition to market expansion, the Company believes that demand was favorably impacted by its global sales and marketing initiatives.  Additionally, improvement was realized across all end markets, during both the second quarter as well as the year-to-date period.

Second quarter operating income grew 55% to $16.4 million, compared with the second quarter of last year.  Operating margin improved to 26.9%, compared with last year’s 21.3%, with the increase driven by improved gross margin on higher revenue and cost reduction efforts as well as leverage on fixed SEA costs.

For the first half of 2017, operating income was $30.1 million, up 33% over the first half of 2016.  Operating margin improved to 26.2%, compared with 22.5% in the first half of 2016, benefiting from the same factors noted above for the second quarter.

Electronics Segment Review

(refer to sales by geographic region and segment data in accompanying tables)

Segment sales were $28.5 million for the second quarter, which included $27.8 million from the Acquisition. On a pro forma basis, Enovation Controls realized 44% growth over the second quarter of 2016, which was prior to the Acquisition.

For the first half of the year, sales were $55.7 million, which included $54.3 million from the Acquisition.  Enovation Controls realized 40% growth over the first half of 2016, on a pro forma basis.

Growth for both periods was driven by increased demand in the power controls and recreational vehicle end markets, the business’ proactive sales initiatives and new products introduced over the past year.

Second quarter operating income was $6.4 million, or 22.5% of sales.

For the first half of 2017, operating income was $12.7 million, or 22.7% of sales.

Balance Sheet and Cash Flow Review

Total debt was $124 million at July 1, 2017, consistent with April 1, 2017 and down from
$140 million at December 31, 2016.  The Company repaid $16 million of debt during the first quarter of 2017 and had $176 million of available capacity under its revolving credit facility at July 1, 2017.

Cash and cash equivalents at July 1, 2017 were $78.7 million compared with $74.2 million at the end of 2016.  Short-term investments were $3.8 million and $6.8 million at July 1, 2017 and the end of 2016, respectively.

Cash provided by operations was comparable for the first half of 2017 and 2016, at $21.7 million for the 2017 period and $21.9 million for the 2016 period.  Capital expenditures were
$3.3 million and $2.6 million for the first half of 2017 and 2016, respectively.

2017 Outlook and Guidance

Mr. Dangel stated, “The positive trends we have been experiencing globally, coupled with a favorable economic outlook, support higher full year expectations.  Accordingly, we have increased our sales guidance for both of our segments, as well as our operating margin expectations.  Additionally, as noted above, we have increased our capital expenditure guidance.”

The following summarizes the Company’s current and previous expectations for 2017:

	Current Guidance(1)	Previous Guidance(2)
Consolidated revenue	$315 - $330 million	$295 - $310 million
Hydraulics segment revenue	$215 - $225 million	$205 - $215 million
Electronics segment revenue	$100 - $105 million	$90 - $95 million
Consolidated operating margin	22% - 24%(3)	20% - 22%(3)
Consolidated interest expense, before offsetting interest income	$4.2 - $4.4 million	$4.2 - $4.7 million
Effective tax rate	32% - 34%	32% - 34%
Capital expenditures	$20 - $25 million	$8 - $10 million
Depreciation	$12 - $13 million	$12 - $13 million
Amortization	$8 - $9 million	$8 - $9 million
(1) 2017 current guidance provided as of August 7, 2017
(2) 2017 previous guidance was provided as of May 8, 2017
(3) Operating margin is before acquisition-related amortization of intangibles

Mr. Dangel concluded, “The positive momentum we are experiencing within our organization and marketplaces indicates that we are progressing well toward achievement of our 2025 Vision, the goals of which are $1 billion in sales, superior profitability and financial strength.”

Webcast

The Company will host a conference call and webcast tomorrow morning at 9:00 a.m. Eastern Time to review its financial and operating results, and discuss its corporate strategies and outlook.  A question-and-answer session will follow.

The conference call can be accessed by calling (201) 689-8573.  The audio webcast can be monitored at www.sunhydraulics.com.  Participants will have the ability to ask questions on either the teleconference call or the webcast.

A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Tuesday, August 15, 2017.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13665982.  The webcast replay will be available in the investor relations section of the Company’s website at www.sunhydraulics.com, where a transcript will also be posted once available.

About Sun
Sun Hydraulics Corporation is an industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets.  In the hydraulics market, the Company is a leading manufacturer of high-performance screw-in hydraulic cartridge valves, electro-hydraulics, manifolds, and integrated package solutions for the worldwide industrial and mobile hydraulics markets.  In the electronics market, the Company is a global provider of innovative electronic control, display and instrumentation solutions for both recreational and off-highway vehicles, as well as stationary and power generation equipment.  For more information about Sun, please visit www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include, among other items, (i) the Company's strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the Company's financing plans; (iii) trends affecting the Company's financial condition or results of operations; (iv) the Company's ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company's ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the impact on the Company’s hydraulics and electronics segments, directly affecting customer orders, lead times and sales volume; (ii) fluctuations in global business conditions, including the impact of economic recessions in the U.S. and other parts of the world, (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect the Company's revenue and/or costs, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (v) risks related to the integration of the businesses of the Company; (vi) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company's products or technologies noncompetitive or obsolete; (vii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (viii) changes relating to the Company's international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings Item 1. "Business," Item 1A. "Risk Factors," and Item 7. "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in the Company's Form 10-K for the year ended December 31, 2016. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

Financial Tables Follow.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	July 1,	July 2,		July 1,	July 2,
	2017	2016	% Change	2017	2016	% Change
Net sales	$89,335	$50,809	76%	$170,688	$101,837	68%
Cost of sales	50,752	31,856	59%	99,311	63,343	57%
Gross profit	38,583	18,953	103%	71,377	38,494	85%
Gross margin	43.2%	37.4%		41.8%	37.8%

Selling, engineering and administrative expenses	15,843	8,394	89%	30,544	15,862	93%
Amortization of intangible assets	2,039	115	1,673%	4,348	302	1,340%
Operating income	20,701	10,444	99%	36,485	22,330	64%
Operating margin	23.2%	20.5%		21.4%	21.9%

Interest expense (income), net	964	(386)	NM	1,589	(758)	NM
Foreign currency transaction loss (gain), net	7	(151)	NM	(40)	(265)	(85%)
Miscellaneous expense, net	635	387	64%	702	564	24%
Change in fair value of contingent consideration	8,191	-	NM	8,191	-	NM
Income before income taxes	10,904	10,594	3%	26,043	22,789	14%
Income tax provision	3,620	3,604	0%	8,548	7,591	13%
Net income	$7,284	$6,990	4%	$17,495	$15,198	15%

Per share data:
Basic:
Net income per common share	$0.27	$0.26	4%	$0.65	$0.57	14%
Diluted:
Net income per common share	$0.27	$0.26	4%	$0.65	$0.57	14%

Weighted average common shares outstanding:
Basic	27,046	26,908		26,996	26,857
Diluted	27,046	26,908		26,996	26,857

Dividends declared per share	$0.09	$0.09		$0.20	$0.22

NM = Not meaningful

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	(Unaudited)
	July 1,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$78,673	$74,221
Restricted cash	126	37
Accounts receivable, net of allowance for doubtful accounts
of $313 and $101	40,214	25,730
Inventories, net	38,482	30,000
Income taxes receivable	-	512
Short-term investments	3,846	6,825
Other current assets	4,291	3,943
Total current assets	165,632	141,268
Property, plant and equipment, net	78,250	80,515
Deferred income taxes	4,050	3,705
Goodwill	110,477	103,583
Other intangibles, net	108,206	112,565
Other assets	2,678	3,141
Total assets	$469,293	$444,777
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$16,032	$10,166
Accrued expenses and other liabilities	8,563	7,456
Current portion of contingent consideration	16,890	10,765
Dividends payable	2,435	2,424
Income taxes payable	1,495	265
Total current liabilities	45,415	31,076
Revolving line of credit	124,000	140,000
Contingent consideration, less current portion	32,692	24,312
Deferred income taxes	6,654	9,501
Other noncurrent liabilities	3,786	3,491
Total liabilities	212,547	208,380
Commitments and contingencies	-	-
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001,
no shares outstanding	-	-
Common stock, 50,000,000 shares authorized, par value $.0001,
27,050,779 and 26,936,021 shares outstanding	27	27
Capital in excess of par value	92,659	89,718
Retained earnings	174,580	162,485
Accumulated other comprehensive loss	(10,520)	(15,833)
Total shareholders’ equity	256,746	236,397
Total liabilities and shareholders’ equity	$469,293	$444,777

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended
	July 1,	July 2,
	2017	2016
Cash flows from operating activities:
Net income	$17,495	$15,198
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	9,855	5,034
Loss on disposal of assets	692	316
Stock-based compensation expense	2,038	2,884
Amortization of debt issuance costs	202	-
Allowance for doubtful accounts	119	34
Provision for slow moving inventory	108	-
Benefit for deferred income taxes	(3,229)	(131)
Amortization of acquisition-related inventory step-up	1,774	-
Change in fair value of contingent consideration	8,191	-
(Increase) decrease in operating assets:
Accounts receivable	(14,191)	(6,254)
Inventories	(10,120)	737
Income taxes receivable	512	123
Other current assets	(303)	249
Other assets, net	98	(55)
Increase (decrease) in operating liabilities:
Accounts payable	5,796	1,035
Accrued expenses and other liabilities	1,145	1,399
Income taxes payable	1,207	1,634
Other noncurrent liabilities	295	(260)
Net cash provided by operating activities	21,684	21,943
Cash flows from investing activities:
Investment in licensed technology	-	(850)
Capital expenditures	(3,305)	(2,557)
Proceeds from dispositions of equipment	18	2
Purchases of short-term investments	-	(9,637)
Proceeds from sale of short-term investments	2,938	15,803
Net cash (used in) provided by investing activities	(349)	2,761
Cash flows from financing activities:
Repayment of borrowings on revolving line of credit	(16,000)	-
Proceeds from stock issued	465	418
Dividends to shareholders	(5,390)	(5,900)
Change in restricted cash	-	4
Net cash used in financing activities	(20,925)	(5,478)
Effect of exchange rate changes on cash and cash equivalents	4,042	(1,529)
Net increase in cash and cash equivalents	4,452	17,697
Cash and cash equivalents, beginning of period	74,221	81,932
Cash and cash equivalents, end of period	$78,673	$99,629

SUN HYDRAULICS CORPORATION

SEGMENT DATA

(in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016
Sales:
Hydraulics	$60,818	$49,915	$114,939	$100,098
Electronics	28,517	894	55,748	1,739
Consolidated	$89,335	$50,809	$170,687	$101,837

Gross profit and margin:
Hydraulics	$25,576	$18,646	$47,599	$37,909
	42.1%	37.4%	41.4%	37.9%
Electronics	13,007	307	25,552	585
	45.6%	34.3%	45.8%	33.6%
Corporate and other	-	-	(1,774)	-
Consolidated	$38,583	$18,953	$71,377	$38,494
	43.2%	37.3%	41.8%	37.8%

Operating income and margin:
Hydraulics	$16,359	$10,642	$30,131	$22,568
	26.9%	21.3%	26.2%	22.5%
Electronics	6,419	(198)	12,655	(238)
	22.5%	-22.1%	22.7%	-13.7%
Corporate and other	(2,077)	-	(6,301)	-
Consolidated	$20,701	$10,444	$36,485	$22,330
	23.2%	20.6%	21.4%	21.9%

SUN HYDRAULICS CORPORATION

ADDITIONAL INFORMATION

(Unaudited)

2017 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	2017	% of Total
Americas:
Hydraulics	$24.7		$28.2		$52.9
Electronics	22.6		24.5		47.1
Consol. Americas	47.3	58%	52.7	59%	100.0	59%
EMEA:
Hydraulics	17.1		16.6		$33.7
Electronics	3.0		2.6		5.6
Consol. EMEA	20.1	25%	19.2	22%	39.3	23%
APAC:
Hydraulics	12.3		16.0		$28.3
Electronics	1.7		1.4		3.1
Consol. APAC	14.0	17%	17.4	19%	31.4	18%
Total	$81.4		$89.3		$170.7

2016 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	Q4	% of Total	2016	% of Total
Americas:
Hydraulics	$23.9		$22.5		$20.6		$21.1		$88.1
Electronics	0.8		0.9		0.8		4.2		6.7
Consol. Americas	24.7	48%	23.4	46%	21.4	47%	25.3	51%	94.8	48%
EMEA:
Hydraulics	15.7		15.8		14.0		12.8		58.2
Electronics	-		-		-		0.5		0.5
Consol. EMEA	15.7	31%	15.8	31%	14.0	31%	13.3	27%	58.7	30%
APAC:
Hydraulics	10.6		11.6		9.8		11.1		43.2
Electronics	-		-		-		0.2		0.2
Consol. APAC	10.6	21%	11.6	23%	9.8	22%	11.3	23%	43.4	22%
Total	$51.0		$50.8		$45.2		$49.9		$196.9

SUN HYDRAULICS CORPORATION

Adjusted EBITDA RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016
Net income	$7,284	$6,990	$17,495	$15,198
Net interest expense (income)	964	(386)	1,589	(758)
Income taxes	3,620	3,604	8,548	7,591
Depreciation and amortization	4,764	2,507	11,629	5,034
EBITDA	16,632	12,715	39,261	27,065
Change in fair value of contingent consideration	8,191	-	8,191	-
Adjusted EBITDA	$24,823	$12,715	$47,452	$27,065
Adjusted EBITDA margin	27.8%	25.0%	27.8%	26.6%

SUN HYDRAULICS CORPORATION

Non-GAAP Net Income RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016
Net income	$7,284	$6,990	$17,495	$15,198
Acquisiton-related amortization of inventory step-up	-	-	1,774	-
Acquisiton-related amortization of intangibles	2,039	-	4,348	-
Change in fair value of contingent consideration	8,191	-	8,191	-
Tax effect	(3,376)	-	(4,723)	-
Adjusted net income	$14,138	$6,990	$27,085	$15,198
Adjusted net income per diluted share	$0.52	$0.26	$1.00	$0.57

Non-GAAP Financial Measures:

Adjusted EBITDA is defined as consolidated net income before net interest expense (income), income taxes, depreciation and amortization, and acquisition-related contingent consideration.  Adjusted EBITDA margin is Adjusted EBITDA divided by sales.  Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP.  Nevertheless, Sun believes that providing non-GAAP information such as Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income are important for investors and other readers of Sun's financial statements, as they are used as analytical indicators by Sun's management to better understand operating performance.  Because Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income, as presented, may not be directly comparable to other similarly titled measures used by other companies.